EXHIBIT 5




                               February 27, 1998


Abigail Adams National Bancorp, Inc.
1627 K Street, N.W.
Washington, D.C. 20006

          Re: Abigail Adams National Bancorp, Inc. Non-Qualified Stock
              Option Agreement - Registration Statement on Form S-8 for 75,000 Shares of Common Stock

Ladies and Gentlemen:

         We have acted as counsel for Abigail Adams National Bancorp, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 75,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), to be issued under the Abigail Adams National Bancorp, Inc. Non-Qualified Stock Option Agreement with Barbara Davis Blum dated as of February 20, 1996 and amended as of March 29, 1996 (the "Option Agreement"). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

         Based on the foregoing, it is our opinion that the Shares reserved for issuance under the Option Agreement have been duly and validly authorized and upon the issuance and delivery of the Shares in the manner and for the consideration described under such Option Agreement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to Abigail Adams National Bancorp, Inc.'s Registration Statement on Form S-8, and we consent to the use of our name under the heading "Interests of Named Experts and Counsel."

                                            Very truly yours,


                                            /s/ Ober, Kaler, Grimes & Shriver

                                            OBER, KALER, GRIMES & SHRIVER,
                                            a Professional Corporation











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